Exhibit 10.9
COMMUNITY BANKERS ACQUISITION CORP.
717 King Street
Alexandria, VA 22314
Mr. David W. Spainhour
311 Meadowbrook Drive
Santa Barbara, CA 93108
     Re:      Special Advisor Position
Dear David:
     This will confirm our agreement that you have agreed to serve Community Bankers Acquisition Corp. (the “Company”) in the role of special advisor to the Board of Directors (“you” or “Special Advisor”) commencing on or about June 16, 2005. You also consent to be named in the Company’s registration statement on Form S-1 and to the use of a summary of your background for the Form S-1.
     The scope of your duties will include the following:
(a)	Advice and consultation, from time to time, to the Company’s Board of Directors and senior management on the affairs of the Company generally and in particular with respect to identifying potential target businesses and performing due diligence on suitable business combinations in connection with the Company’s contemplated search for, negotiation with and acquisition of a target business in the banking industry, and on other matters relating to the areas of Special Advisor’s expertise.

(b)	Identification of business opportunities of which the Special Advisor becomes aware, and which the Special Advisor believes are suitable for the Company.

(c)	Attendance at such meetings, by teleconference, videoconference, or in person, as the Company may reasonably arrange for the Special Advisor including without limitation, upon invitation, meetings of the Board of Directors.
     We acknowledge that you have prior and other commitments and trust that you and we can work together to meet all scheduling needs.
     During the course of the business of the Company, including your discussions with members of management or attendance at meetings of our Board of Directors, you will be in receipt of confidential information from or relating to the Company. In order to ensure our compliance with applicable federal securities laws, including Regulation FD, Special Advisor shall not disclose, and shall keep confidential, all confidential and proprietary information provided by the Company or any subsidiary or agent of the Company relating to the Company, including without limitation, information relating to our efforts to acquire a target business, our proposed business, products and services. This provision shall not apply to information which (i) is or becomes part of the public domain through no act or omission of the Special Advisor, (ii) the Special Advisor receives from a third party acting without any obligation or restriction of confidentiality in favor of the Company, (iii) the Company releases you from confidential treatment by written consent, or (iv) the Special Advisor is required by any applicable law or court order to disclose, provided that, prior to any such disclosure, the Special Advisor provides the Company with written notice of the need to make such disclosure.
     In consideration for your agreement to serve as Special Advisor, the Company will afford you the opportunity to acquire 25,000 shares of the Company’s stock at a per share price of $0.025 per share, subject, however, to you agreement to execute various letter or other agreements which will restrict the transferability and sale of the shares, provide for the escrow of the shares for up to three years and provide certain registration rights to the holder of the shares together with such other lockup and similar agreements as may be necessary in the opinion of the Company’s management in order to effectuate the Company’s contemplated initial public offering. In addition, the Company shall reimburse you for reasonable out of pocket expenses incurred in connection with your duties, subject to prior approval of the Company’s president for expenses in excess of $1,000. As a Special Advisor, you will also be subject to indemnification to the full extent permitted by Delaware law and/or the Company’s Articles of Incorporation and Bylaws.
     If the above terms are acceptable, please execute the acknowledgement below and return a signed copy of this letter to me. We look forward to working with you in our efforts to acquire and grow an existing banking institution and create a regional banking presence.
Yours very truly,
/s/ Gary A. Simanson
Gary A. Simanson, President
     Acknowledged and Agreed:

By:	/s/ David W. Spainhour

David W. Spainhour